Exhibit 99.1

FOR IMMEDIATE RELEASE

AGILITI ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE SIZEWISE

Combination expands Agiliti’s end-to-end service offering to customers, strengthening capabilities in high-demand specialty equipment services

●	Complementary product and operational capabilities broaden offering within growing specialty beds, surfaces and mobility equipment market
●	Builds on Agiliti’s nationwide footprint and logistics infrastructure, increasing local market presence and creating cross-selling opportunities
●	All-cash, stock purchase transaction valued at $230 million
●	Expected to generate $5 million annual cost synergies in the first year, growing to $15 million by year three

Minneapolis, Minn.--(BUSINESS WIRE)— September 14, 2021 – Agiliti, Inc. (NYSE: AGTI) (“Agiliti” or “the Company”), an essential service provider to the U.S. healthcare industry, today announced that it has entered into a definitive agreement to acquire Sizewise Rentals, LLC, (“Sizewise”), a manufacturer and distributor of specialty hospital beds, surfaces and patient handling equipment, in a stock purchase transaction valued at $230 million or approximately 7.7x Adjusted EBITDA for the twelve months ended June 30, 2021. Agiliti intends to finance the transaction through a combination of cash and debt. The Boards of Directors of both companies have unanimously approved the agreement. Subject to the satisfaction of customary closing conditions, the transaction is expected to close early in the fourth quarter of 2021. Following the close of the transaction, Agiliti will provide an update to its full year 2021 financial guidance at the time it reports quarterly results for the period ending September 30, 2021.

Sizewise is a leading manufacturer and provider of specialized bed frames, therapeutic surfaces and mobility equipment serving more than 3,000 customers in the acute and post-acute care markets with products that address the needs of bariatric, geriatric, pediatric and standard patient populations. For the twelve months ended June 30, 2021, the business generated revenues of $155 million and Adjusted EBITDA of $30 million, inclusive of an estimated benefit from COVID-19 of approximately $5 million in Adjusted EBITDA. Sizewise is headquartered in Kansas and operates a 24/7 nationwide network of 65 local, in-market service branches and four manufacturing centers.

“We are pleased to welcome the Sizewise team and their customers to Agiliti and are excited about merging our best-in-class portfolios of product and service offerings,” said Tom Leonard, CEO of Agiliti. “The acquisition of Sizewise is a perfect example of our ‘overlap and extend’ approach to M&A. The combination builds on our existing geographic footprint and adds relevant scale to our Equipment Solutions service line, while simultaneously expanding our capabilities to bring differentiated products and services to market for our customers.”

Strategic Rationale

The combination enables Agiliti to broaden its portfolio and clinical expertise within the growing specialty equipment services market, expand its total addressable market opportunity and target meaningful growth and cost reduction synergies.

The company believes the transaction provides several key benefits:

Builds on Agiliti’s unique, at-scale infrastructure, optimizing the companies’ complementary distributed operations networks—including facilities, vehicles, staff, products and operating systems—which will help increase local market presence and support meaningful operating synergies.

Strengthens Agiliti’s capabilities in the supply chain, permitting greater control over R&D, manufacturing and logistics for a vital and differentiated product category.

Expands Agiliti’s value proposition with the exceptional market reputation and deep expertise that Sizewise is known for, to further address the clinical needs of bariatric patients and those at risk of skin and fall injury.

Aligns with Agiliti’s proven, end-to-end service model, providing best-in-class, high-utilization devices delivered within a comprehensive service framework.

“Sizewise has spent the past 25 years engineering, manufacturing, and selling products and service solutions that drive value for our healthcare partners,” said Brian Frickey, CEO of Sizewise. “We’re pleased to put that history and experience to work for Agiliti as the combined company continues to be an invaluable source of equipment solutions for caregivers and patients alike.”

Advisors

Cozen O’Connor is serving as legal advisor to Agiliti. Orrick is serving as legal advisor to Sizewise.

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About Agiliti, Inc.
Agiliti, Inc., is an essential service provider to the U.S. healthcare industry with solutions that help support a more efficient, safe and sustainable healthcare delivery system. Agiliti serves more than 7,000 national, regional and local acute care and alternate site providers across the U.S. For more than eight decades, Agiliti has delivered medical equipment management and service solutions that help healthcare providers reduce costs, increase operating efficiencies and support optimal patient outcomes. More information is available at www.agilitihealth.com.

About Sizewise
Sizewise is a privately owned, global medical equipment manufacturer with more than 25 years engineering innovative products to meet the needs of bariatric, geriatric, pediatric, and standard patient populations. Produced in four manufacturing plants and supplied through more than 65 branches nationwide, Sizewise offers a range of American-made specialty surfaces, bed frames, and mobility devices that enhance patient healing and caregiver satisfaction. Sizewise is headquartered in Lenexa, Kan. Learn more at www.sizewise.com.

CONTACTS:

Kate Kaiser
Agiliti, Corporate Communication and Investor Relations
kate.kaiser@agilitihealth.com

Agiliti, Inc. and Subsidiaries

Adjusted EBITDA

(unaudited)

The reconciliation of Sizewise’s last twelve months net income to adjusted EBITDA is as follows:

EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding non-cash shared-based compensation expense, management fees and other non-recurring gains, expenses or losses, transaction costs, remeasurement of the tax receivable agreement and loss on extinguishment of debt. In addition to using EBITDA and Adjusted EBITDA internally as measures of operational performance, we disclose them externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. We believe the investment community frequently uses EBITDA and Adjusted EBITDA in the evaluation of similarly situated companies. Adjusted EBITDA is also used by the Company as a factor to determine the total amount of incentive compensation to be awarded to executive officers and other employees. EBITDA and Adjusted EBITDA, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as alternatives to, or more meaningful than, net income as measures of operating performance or to cash flows from operating, investing or financing activities or as measures of liquidity. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA do not represent amounts of funds that are available for management’s discretionary use. EBITDA and Adjusted EBITDA presented may not be the same as EBITDA and Adjusted EBITDA calculations as defined in the First Lien Credit Facilities.